Exhibit 99.1

INFINEON TECHNOLOGIES AND RAMBUS CONCLUDE BROAD LICENSING AGREEMENT

Agreement also settles all existing claims between the two companies

MUNICH, GERMANY and LOS ALTOS, CA – March 21, 2005 – Infineon (NYSE and FSE: IFX) and Rambus (NASDAQ: RMBS) announced that they have reached an agreement settling all claims between them and licensing the Rambus patent portfolio for use in current and future Infineon products.

Rambus has granted to Infineon a worldwide license to existing and future Rambus patents and patent applications for use in Infineon memory products. In exchange, Infineon will pay a quarterly license fee of US $5.85 million starting by November 15, 2005 through November 15, 2007. After November 15, 2007, and only if Rambus enters into additional specified licensing agreements with certain other DRAM manufacturers, Infineon will make additional quarterly payments which may accumulate up to a maximum of an additional $100 million.

The agreement also provides Infineon an option for acquiring certain other licenses. All licenses provide for Infineon to be treated as a “most-favored customer” of Rambus.

Infineon has simultaneously granted to Rambus a fully-paid perpetual license for memory interfaces.

In addition to the licenses, the two companies have agreed to the immediate dismissal of all pending litigation and have released each other from all existing legal claims.

About Infineon

Infineon Technologies AG, Munich, Germany, offers semiconductor and system solutions for automotive, industrial and multimarket sectors, for applications in communication, as well as memory products. With a global presence, Infineon operates through its subsidiaries in the US from San Jose, CA, in the Asia-Pacific region from Singapore and in Japan from Tokyo. In fiscal year 2004 (ending September), the company achieved sales of Euro 7.19 billion with about 35,600 employees worldwide. Infineon is listed on the DAX index of the Frankfurt Stock Exchange and on the New York Stock Exchange (ticker symbol: IFX). Further information is available at www.infineon.com.

About Rambus

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’s interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, Calif., with regional offices in Chapel Hill, North Carolina, Bangalore, India, Taipei, Taiwan and Tokyo, Japan. Additional information is available at www.rambus.com.

Press Contacts:

Linda Ashmore

Rambus Inc.

(650) 947-5411

lashmore@rambus.com